Exhibit 99.1

Aptiv Updates 2021 Financial Outlook

DUBLIN, October 11, 2021 - Aptiv PLC (NYSE: APTV), a global technology company focused on making mobility safer, greener and more connected, today announced an update to its full year 2021 financial guidance to reflect a 7% decrease in global vehicle production rates, from 85 million to 79 million units, at the time the previous full year 2021 guidance was issued on August 5, 2021, resulting from various factors, including the continued impacts of the COVID-19 pandemic and the worldwide semiconductor shortage on the global automotive supply chain.

Although the Company still expects revenue growth over market to be consistent with the previously issued financial guidance of 10% for 2021, global vehicle production for the third quarter is currently expected to be approximately 18 million units, or a decrease of approximately 15% from the 21 million units expected at the time the previous full year guidance was issued. Global vehicle production for the fourth quarter is currently expected to be approximately 20 million units, or a decrease of approximately 13% from the 23 million units expected previously.

Reflecting these new assumptions for global vehicle production, the Company now sees full year 2021 sales in the range of $15.1 to $15.5 billion, down 6% at the midpoint versus a previous range of $16.1 to $16.4 billion. Full year 2021 adjusted operating income margins are now expected to be in the range of 7.6% to 8.4% versus a previous range of 9.9% to 10.2%, which includes the impacts of operating inefficiencies, increased supply chain disruption costs and other uncertainties.

The Company will provide its third quarter financial results and a business update on its third quarter earnings call on November 4, 2021.

Use of Non-GAAP Financial Information
This press release contains financial information that is not presented in accordance with GAAP. Specifically, Adjusted Operating Income is a non-GAAP financial measure. Adjusted Operating Income represents net income before interest expense, other income (expense), net, income tax (expense) benefit, equity income (loss), net of tax, restructuring, other acquisition and portfolio project costs, asset impairments and gains (losses) on business divestitures and other transactions. Other acquisition and portfolio project costs include costs incurred to integrate acquired businesses and to plan and execute product portfolio transformation actions, including business and product acquisitions and divestitures. Adjusted Operating Income margin is defined as Adjusted Operating Income as a percentage of net sales.

Management believes the non-GAAP financial measure used in this press release is useful to both management and investors in their analysis of the Company’s financial position, results of operations and liquidity. Management also uses this non-GAAP financial measure for internal planning and forecasting purposes.

This non-GAAP financial measure is reconciled to the most directly comparable GAAP financial measure in the attached supplemental schedule at the end of this press release. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

About Aptiv
Aptiv is a global technology company that develops safer, greener and more connected solutions enabling a more sustainable future of mobility. Visit aptiv.com.

Forward-Looking Statements
This press release, as well as other statements made by Aptiv PLC (the “Company”), contain forward-looking statements that reflect, when made, the Company’s current views with respect to current events and financial performance, including the uncertainties posed by the COVID-19 pandemic and the difficulty in predicting its future course and its impact on the global economy and the Company’s future operations and the potential disruptions in the supply of and changes in the competitive environment for raw material and other materials integral to the Company’s products, including the current semiconductor supply shortage, on the Company’s future operations and balance sheet. Such forward-looking statements are subject to many risks, uncertainties and factors relating to the Company’s operations and business environment, which may cause the actual results of the Company to be materially different from the expectations set forth in this press release. All statements that address future operating, financial or business performance or the Company’s strategies or expectations are forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements are discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s filings with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. It should be remembered that the price of the ordinary shares and any income from them can go down as well as up. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.
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APTIV PLC
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)
Financial Guidance: In this press release the Company has provided information regarding a forward-looking non-GAAP financial measure, “Adjusted Operating Income.” The reconciliation of the forward-looking non-GAAP financial measure provided in the Company’s updated financial guidance to the most comparable forward-looking GAAP measure is as follows:

	Estimated Full Year
	2021 (1)
	($ in millions)
Adjusted Operating Income	$	Margin (2)
Net income attributable to Aptiv	$673
Interest expense	149
Other expense, net	3
Income tax expense	127
Equity loss, net of tax	195
Net income attributable to noncontrolling interest	15
Operating income	1,162	7.6%
Restructuring	50
Other acquisition and portfolio project costs	13
Adjusted operating income	$1,225	8.0%

(1)	Prepared at the estimated mid-point of the Company’s financial guidance range.
(2)	Represents operating income and Adjusted Operating Income, respectively, as a percentage of estimated net sales.

Investor Contact:
Elena Rosman
+1.917.994.3934
elena.rosman@aptiv.com

Media Contact:
Sarah McKinney
+1.617.603.7946
sarah.mckinney@aptiv.com